Exhibit 4.77

Execution Version

Notice of Assignment in relation to AHL

To:	Hess Limited
Leve1 9
The Adelphi Building
1-11 John Adam Street
London
WC2N 6AG

For the attention of Associate General Counsel

Copy:	Hess Limited
1 Berry Street
Aberdeen AB25 1HF

Attention: Fife Asset Manager

m.v. “UISGE GORM”

We refer to:

(a)                                  the agreement (as amended from time to time prior to the date hereof or, with the consent of the Assignee (as defined below), after the date hereof) for a floating production, storage and offtake facility in relation to the vessel m.v. “Uisge Gorm” dated 25th March 1994 and made between you, Hess Limited, and Bluewater Offshore Production Systems Limited (“BOPS”) and the absolute assignment (“Payment Assignment”) of certain payment rights thereunder dated 14th December 1994 and made between BOPS and Bluewater Operations (UK) Limited (“BOL”), which assignment has been notified to you, and every deed, document, agreement, instrument, contract or other arrangement relating thereto (collectively referred to herein as the “Uisge Gorm Contract”); and

(b)                                 the notice of assignment dated 28 January 2002 issued to you by BUK, BOL and BOPS (amongst others) (the “Notice”).

We hereby give you notice :

1.                                       that, by a Deed of Release, Discharge, Reassignment and Termination dated 29 June 2006, the Assignee (as defined in the Notice) reassigned the rights, title, interest and benefit assigned to the Assignee and described in the Notice;

2.                                       that, by a General Assignment (the “Assignment”) dated 29 June 2006, made between (inter alios) BOL, BOPS and ING Bank N.V. (in its capacity as security trustee) (the “Assignee”), BOL has assigned to the Assignee all of its rights, title, interest, and benefit (present and future, actual and contingent) in, to, under and pursuant to (inter alia) the Uisge Gorm Contract as and to the extent assigned to BOL pursuant to the Payment Assignment including (but without prejudice to the generality of the foregoing) its rights to receive certain monies and make certain claims for damages under and pursuant to the Uisge Gorm Contract as and to the extent assigned to BOL pursuant to the Payment Assignment;

3.                                       that, by the Assignment, which contains a Maltese pledge, made between (inter alios) BOPS and the Assignee, BOPS has assigned and pledged to the Assignee all of its rights, title, interest, and benefit (present and future, actual and contingent) in, to, under and pursuant to (inter alia) the Uisge Gorm Contract including (but without prejudice to the generality of the foregoing) its rights to receive certain monies and make certain claims for damages under and pursuant to the Uisge Gorm Contract;

4.                                       that, unless and until you receive notification from the Assignee or ING Bank N.V. as contemplated by paragraph 6 below, you are irrevocably authorised and instructed to pay those amounts payable to us under and pursuant to the Uisge Gorm Contract which are identified below to such account as we may from time to time direct (and all defined terms used below and all references below to parts, sections and tables are to the relevant defined terms used in and parts, sections and tables of the Uisge Gorm Contract):

(a)                                  the Operating Rate payments in relation to a Standby Safety Vessel;

(b)                                 that part of the Lay-Up Rate calculated by reference to the Operating Rate;

(c)                                  payments relating to Demobilisation;

(d)                                 the Sundry Rate ltems;

(e)                                  the Hourly Rates; and

(f)                                    the Operating Rate referred to in the variation order number P013 issued pursuant to the Uisge Gorm Contract;

5.                                       that, unless and until you receive notification from the Assignee or ING Bank N.V. as contemplated by paragraph 6 below, you are irrevocably authorised and instructed to pay all other amounts payable to us under and pursuant to the Uisge Gorm Contract to account name “BOL Assigned Account”, account number 02 ..00.22.425, with ING Bank N.V., acting through its Amsterdam head office, or to such other account as ING Bank N.V., acting for these purposes as the agent of the Assignee, may from time to time direct;

6.                                       that at all times after the Assignee or ING Bank N.V., acting for these purposes as the agent of the Assignee, notifies you in writing that the Assignment has become enforceable, you are irrevocably authorίsed and instructed to pay all amounts payable to us under and pursuant to the Uisge Gorm Contract (including all amounts referred to in paragraphs 4 and 5 above) to account name “BOL Assigned Account”, account number 02.00.22.425, with ING Bank N.V., acting through its Amsterdam head office, or to such other account as ING Bank N.V., acting for these purposes as the agent of the Assignee, may from time to time direct; and

7.                                       that each amount paid by you in accordance with paragraph 4, 5 or 6 above shall discharge, by a corresponding amount, your payment obligations under the Uisge Gorm Contract.

8.                                       without prejudice to paragraphs 4, 5 and 6 of this notice, ING Bank N.V. confirms to Hess Limited that clause 6.2 of the Assignment states that:

“Unless and until a Facility Event has occurred and is continuing ... each Security Party shal be entitled, without any requirement to first obtain the consent of any person, to grant any consent, exercise any discretion or determine any matter, or to enforce or exercise any right, remedy or power under or in relation to each of the Contract ... to which that Security Party is a part”.

Accordingly, until such time as ING Bank N.V., acting for this purpose as agent of the Assignee, may give you notice to the contrary, BOL shall be entitled to grant any consent, exercise any discretion or determine any matter, or to enforce or exercise any right, remedy or power under or in relation to, the Uisge Gorm Contract. Upon and at all times after any such notice is given by ING Bank N.V. (in such capacity), ING Bank N.V. alone shall be entitled to grant any consent, exercise any discretion or determine any matter, or to enforce or exercise any right, remedy or power under or in relation to, the Uisge Gorm Contract.

Please acknowledge receipt of this notice by signing the acknowledgement endorsed on the enclosed duplicate of this notice and returning that duplicate direct to the Assignee at the address shown, with a copy to us.

For and on behalf of
Bluewater Operations (UK) Limited
by its duly authorised attorney-in-fact

/s/ [ILLEGIBLE]

Dated 29 June 2006.

For and on behalf of
Bluewater Offshore Production Systems Limited
by its duly authorised attorney-in-fact

/s/ [ILLEGIBLE]

Dated 29 June 2006.

Confirmed and agreed.
Bluewater (UK) Limited
by its duly authorised attorney-in-fact

/s/ [ILLEGIBLE]

Dated 29 June 2006.

Confirmed and agreed.
ING Bank N.V.
by its duly authorised attorney-in-fact

/s/ [ILLEGIBLE]

Dated 29 June 2006.

Acknowledgement of Assignment - AH Contract

To:	ING Bank N.V.

Copy:	Bluewater (UK) Limited, Bluewater Operations (UK) Limited, Bluewater Offshore Production Systems Limited

We acknowledge receipt of the notice set out above and consent to the reassignment, assignment and pledge referred to therein.

For and on behalf of
Hess Limited
by its duly authorised officer

/s/ [ILLEGIBLE]

Dated 3/6/2006.